Exhibit 99.1

News Release

Contact:	Nicole Russell
VP, Investor Relations
(913) 236-1880

Ivy High Income Opportunities Fund Reschedules Portfolio Manager Call

OVERLAND PARK, KS, March 27, 2014 – Ivy High Income Opportunities Fund (NYSE: IVH) today announced that it intends to host a call with Portfolio Manager William Nelson at 4:15 p.m. ET/3:15 p.m. CT/1:15 p.m. PT, April 3, 2014. The purpose of the call is to hear Mr. Nelson provide an update for the Fund and general market commentary. The call replaces a previously-scheduled call.

•	Dial-in Number: 866-516-2922 (No passcode is needed)

Please call in 5 to 10 minutes before the scheduled start of the conference call.

•	Telephone Replay: 855-859-2056 (Replay passcode: 77194477)

The replay will be available after 6:15 p.m. Central Time on April 3, 2014 until 11:59 p.m. Central Time on May 3, 2014.

•	If you have questions that you would like answered on the call, please email your questions to CEFquestions@ivyfunds.com in advance of the call by Tuesday, April 1.

Ivy High Income Opportunities Fund’s investment objective is to seek to provide total return through a combination of a high level of current income and capital appreciation. The Fund seeks to achieve its investment objective by investing primarily in a portfolio of high yield corporate bonds of varying maturities and other fixed income instruments of predominantly corporate issuers, including first- and second-lien secured loans. There can be no assurance that the Fund will achieve its investment objective.

The Fund is a non-diversified, closed-end management investment company. The price of the Fund’s shares will fluctuate with market conditions and other factors. Closed-end funds frequently trade at a discount from their net asset values (NAVs), which may increase an investor’s risk of loss. Shares may have a market price that is below NAV, and may be worth less than the original investment upon their sale.

The Fund’s investments in below investment grade securities (commonly referred to as “high yield securities” or “junk bonds”) may carry a greater risk of nonpayment of interest or principal than higher-rated securities. Loans (including loan assignments, loan participations and other loan instruments) carry other risks, including the risk of insolvency of the lending bank or other intermediary. Loans may be unsecured or not fully collateralized and may be subject to restrictions on resale and sometimes trade infrequently on the secondary market.

An investment in the Fund is not appropriate for all investors and is not intended to be a complete investment program. The Fund is designed as a long-term investment and not as a trading vehicle. Past performance is not a guarantee of future results.

Ivy Investment Management Company (IICO) serves as the Fund’s investment adviser. IICO is a wholly-owned subsidiary of Waddell & Reed Financial, Inc.